Exhibit 10.1

Midas International Corporation

Executive Incentive Compensation Plan (EICP)

(2009)

Plan Guideline

I.	Purpose

To provide a method of recognizing, motivating, and rewarding performance of key members of Midas Management for their performance and contribution to stated business objectives.

II.	Administration

The Vice President of Human Resources will administer the plan, with review of all plan participants by the CEO and the Board of Directors Compensation Committee.

III.	Effective Date

The program is effective January 1, 2009.

It is anticipated that the program will continue, however, the program is subject to change and may be terminated at any time.

IV.	Eligibility

Eligibility is based on an individual’s overall responsibility and contribution to company objectives. Participation must further be approved annually. Participation in the plan will exclude any employees who are eligible for any other non-stock-based annual Incentive Plan.

No award will be made if a participant’s employment is terminated for cause or if participant voluntarily terminates his or her employment at any time prior to the date the incentive is paid out.

In the case of a new hire, transfer, disability, death, or retirement, the award will be pro-rated based upon that portion of the plan year in which the participant was actively employed with Midas International.

First-time promotion into the plan will also be pro-rated. Promotions from one level to another will be pro-rated based on length of the time in each position.

V.	Incentive Awards

Total company and individual achievement will be measured against goals and objectives that have been established.

A participant’s target award will be weighed in accordance with the following:

A)	50% - total company performance versus operating income target

B)	30% - individual performance versus individual objectives

C)	20% - comparable shop retail sales performance

A)	Total Company Performance – 50%

Performance below or above stated target will be expressed as a percentage which will then be applied as a factor in determining each respective portion of the payout award.

In order for a payout to occur on the total company performance, an achievement of greater than 80% versus target must be obtained.

Achievement in excess of 100% of total company operating income target will result in an enhancement to the calculated payout. For each 1% achievement over the operating income target, an additional 2% will be added to the operating income objective payout.

Achievement of 80%-99% of the operating income target will result in a reduced calculated payout. For each 1% achievement below the operating income target, a 2% reduction will occur in the operating income payout.

B)	Individual Performance – 30%

Payout for this objective is determined by the level at which an individual is able to achieve his/her stated personal objectives as reviewed and agreed upon by their manager. You can overachieve up to 150%.

C)	Comparable Shop Retail Sales Performance – 20%

Target is 2.0%. Performance below or above stated target will be expressed as a percentage which will then be applied as a factor in determining the payout award. In order for a payout to occur on the comparable shop retail sales objective, a minimum achievement of 1.0% increase in comparable shop retail sales must be obtained.

An achievement in excess of a 2.0% increase in retail sales will result in an enhancement to the payout. For each 0.1% achievement over 2.0%, an additional 2.0% will be added to the retail sales objective payout.

An achievement of 1.0% - 1.9% increase in retail sales will result in a payout. For each 0.1% achievement below the comparable shop retail sales target of 2.0% , a 1.0% reduction will occur in the retail sales payout, however, there will be no payout if comp store sales are less than 1%.

Example #1:

Assumptions
• Individual salary	=	$150,000/yr.
• IC target level (35%)	=	$52,5000
• Total company achievement
– Operating income	=	110%
• Individual achievement	=	90%
• Retail sales Achievement	=	2.4%
Calculation:

Operating income ($52,500 x 50% x 120%)	=	$31,500
Individual ($52,500 x 30% x 90%)	=	$14,175
Comp. Retail sales ($52,500 x 20% x 108%)	=	$11,340

2009 IC Payout Award		$57,015

The maximum award payout shall not be greater than 150% of a participant’s targeted bonus level. The Compensation Committee will have the discretion to include or exclude unusual items in determining the level of achievement of objectives.

VI.	Payment of Awards

Incentive awards will be paid in a lump-sum payment (less appropriate Federal, State, and FICA withholdings) no later than March 15th of the following year; provided that the participant is employed at the time of payment as required by Section IV.